Pricing Supplement No. 1, dated February 23, 2012	Filed pursuant to Rule 424(b)(3)
to Prospectus Supplement Dated April 6, 2011	Registration Statement
to Prospectus Dated May 13, 2010	No. 333-165529

PROVINCE OF ONTARIO

US$350,000,000

MEDIUM-TERM NOTES, SERIES USMTN1

Floating Rate Notes

☒ Book-Entry Notes                ☐ Certificated Notes

Issuer:	Province of Ontario

Title:	Floating Rate Notes due April 1, 2015

Aggregate Principal Amount:	US$350,000,000

Trade Date:	February 22, 2012, with respect to $250,000,000 of the Notes, and February 23, 2012, with respect to $100,000,000 of the Notes.[1]

Issue Date (Settlement Date):	February 29, 2012 (T+5, with respect to $250,000,000 of the Notes and T+4, with respect to $100,000,000 of the Notes)

Stated Maturity Date:	April 1, 2015

Public Offering Price:	100%

CUSIP# / ISIN#:	68323TAA1/US68323TAA16

Registrar, Fiscal Agent, Transfer Agent and Principal Paying Agent:	The Bank of New York Mellon

Interest Rate Basis:	☐ CD Rate

☐ Commercial Paper Rate

☐ Federal Funds Rate

☒ USD LIBOR

☐ Prime Rate

☐ Treasury Rate

☐ Other (specify):

[1]

The US$250,000,000 aggregate principal amount of Notes traded February 22, 2012 will constitute part of the same series of Medium Term Notes, Series USMTN1, as the US$100,000,000 aggregate principal amount of Notes traded February 23, 2012. All US$350,000,000 aggregate principal amount of such Notes will be fungible and consolidated and will have identical terms and conditions, except that Settlement of the Notes traded February 22, 2012 will occur on a T+5 basis and Settlement of the Notes traded February 23, 2012 will occur on a T+4 basis so that all such Notes are settled simultaneously.

Initial Interest Rate:	An interpolated rate based upon USD LIBOR with an Index Maturity of one month and USD LIBOR with an Index Maturity of two months, determined two London Business Days prior to the Issue Date, plus 15bps

Index Maturity:	3 months, except in the case of the Initial Interest Rate

Spread (plus or minus):	+ 15bps

Spread Multiplier:	N/A

Designated USD LIBOR Page:	Reuters page LIBOR01

Maximum Interest Rate:	N/A

Minimum Interest Rate:	N/A

Calculation Agent:	The Bank of New York Mellon

Interest Determination Date(s):	Two London Business Days prior to each Interest Reset Date

Interest Reset Date(s):	April 1, July 1, October 1 and January 1 of each year, commencing April 1, 2012

Interest Payment Dates:	April 1, July 1, October 1 and January 1 of each year up to and including the Stated Maturity Date, subject to the Modified Following Adjusted business day convention. The first interest payment on April 1, 2012 has a short first interest period.

Interest Rate Reset Period:	☐ Daily

☐ Monthly

☒ Quarterly

☐ Semi-annually

☐ Annually

☐ Other (specify):

Interest Payment Period:	☐ Daily

☐ Monthly

☒ Quarterly

☐ Semi-annually

☐ Annually

☐ Other (specify):

OPTION TO ELECT REDEMPTION:	☐ Yes ☒ No
Redemption Date(s):
Initial Redemption Percentage:
Annual Redemption Percentage Reduction:

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OPTION TO ELECT REPAYMENT:	☐ Yes ☒ No
Repayment Date(s):

ORIGINAL ISSUE DISCOUNT:	☐ Yes ☒ No
Issue Price:
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:

Minimum Denominations:	US$2,000 and integral multiples of US$1,000 in excess thereof

Other Provisions (if any):

Settlement: We expect that delivery of the Notes will be made against payment therefor on or about February 29, 2012, which in the case of US$250,000,000 of the Notes, is five business days following the date of their pricing (this settlement cycle being referred to as “T+5”) and, in the case of US$100,000,000 of the Notes, is four business days following the date of their pricing (“T+4”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes on February 22, 2012 or February 23, 2012 will be required, by virtue of the fact that the Notes initially will settle in either T+5 or T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade their Notes on February 22, 2012 or February 23, 2012 should consult their own advisor.

Agent(s):	☐ BMO Capital Markets Corp.

☐ CIBC World Markets Corp.

☐ Deutsche Bank Securities Inc.

☐ HSBC Securities (USA) Inc.

☐ Merrill Lynch, Pierce, Fenner & Smith Incorporated

☐ Morgan Stanley & Co. Incorporated

☐ National Bank Financial Inc.

☒ RBC Capital Markets, LLC

☐ Scotia Capital (USA) Inc.

☐ TD Securities (USA) LLC

☐ Other (specify):

Agent’s Discount or Commission (%):	0.05%

Agent’s Discount or Commission ($):	US$175,000

Net Proceeds to the Province:	US$349,825,000

☐ Acting as Agent	Agent is acting as Agent for the sale of Notes by the Province at a price of [ ] % of the principal amount

☒ Acting as Principal	Agent is purchasing Notes from the Province as principal for resale to investors and other purchasers at:

☒ a fixed public offering price of 100% of the principal amount

☐ varying prices related to prevailing market prices at the time of resale to be determined by such Agent

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